                                                                   Exhibit 12.3


                   BAR PRODUCTS LINE OF USS/KOBE STEEL COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES

    For the Fiscal Years Ended December 31, 1994, 1995, 1996, 1997 and 1998
                              (Dollars in millions)



                                           Fiscal Year Ended December 31,                     Six Months Ended June 30,
                              ------------------------------------------------------          -------------------------
                                1995      1996       1997         1998        1999                1998         1999
                              -------   -------     ------      --------     -------            -------       -------

Ratio of earnings to
  fixed charges                  12.6       3.8          -             -           -                  -             -

Coverage deficiency              N/A       N/A      $ 32.0      $   48.4     $  53.6            $  10.1       $  42.4



Note: For the purposes of calculating the ratio of earnings to the fixed charges, earnings represent earnings (losses) before income taxes, extraordinary gain and cumulative effect of changes in accounting principles, plus fixed charges. Fixed charges consist of interest expense, amortization of discount and deferred financing costs and the portion of rental expense which management believes is representative of the interest component of rent expense.